Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2006 accompanying the consolidated financial statements of Advanced Technology Systems, Inc. included in the Federal Services Acquisition Corporation Definitive Proxy Statement filed December 11, 2006 for each of the three years in the period ended October 31, 2005, which are incorporated by reference in the Registration Statement to be filed on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

McLean, Virginia

January 31, 2007